EXHIBIT 23
PENNROCK FINANCIAL SERVICES CORP.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PennRock Financial Services Corp. on Form S-3 (No. 333-10568) and Form S-8 (No. 333-99797), and in the Registration Statement of Community Banks, Inc. on Form S-4 (No. 333-123765) of our report dated March 29, 2005 with respect to PennRock Financial Services Corp. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Amended Annual Report on Form 10-K of PennRock Financial Services Corp. for the year ended December 31, 2004.

/s/ CROWE CHIZEK AND COMPANY LLC

Columbus, Ohio
April 8, 2005